SECURITIES AND EXCHANGE COMMISSION

                     Washington, D. C. 20549



                            FORM 8-K

                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


               Date of Report:  September 26, 1995


                      BELLSOUTH CORPORATION
     (Exact name of registrant as specified in its charter)


        Georgia                 1-8607        58-1533433
      (State or other         (Commission     (IRS Employer
      jurisdiction of         File Number)    Identification
       incorporation)                                No.)


    1155 Peachtree Street, N. E., Atlanta, Georgia 30309-3610
    (Address of principal executive offices)       (Zip Code)


Registrant's telephone number, including area code(404) 249-2000

Item 5.  Other Events

The Board of Directors (The Board) of BellSouth Corporation (BellSouth) increased the quarterly dividend by $0.03 from $0.69 to $0.72 per pre-split common share. The Board also approved a two-for-one stock split of shares of BellSouth Common Stock. The record date of both the dividend and the stock split is October 11, 1995. The additional shares resulting from the stock split will be issued to shareholders on November 8, 1995.


Item 7.  Financial Statements and Exhibits

(c) Exhibits

Exhibit
  No.

  99      Press Release - BellSouth Increases Quarterly Dividend
          By $0.03 To $0.72; Board Announces Two-For-One Stock
          Split

Exhibit 99

BellSouth Increases Quarterly Dividend By $0.03 To $0.72; Board
Announces Two-For-One Stock Split

Atlanta - The board of directors of BellSouth Corporation (NYSE:BLS) has increased the quarterly dividend by $0.03 from $0.69 to $0.72 per pre-split common share, and simultaneously approved a two-for-one split of shares of BellSouth stock to shareholders of record on Oct. 11.

"The dividend increase reflects the confidence we have in the future of BellSouth," said John L. Clendenin, BellSouth Chairman and Chief Executive Officer. "After turning in a strong financial performance in 1994, BellSouth is having another excellent year in 1995, and we expect strong earnings in 1996.

"Our efforts continue to be focused on growing the company and providing the level of return our investors expect," said
Clendenin.

The BellSouth board also authorized a two-for-one split of common shares. The additional shares resulting from the split will be issued to shareholders on Nov. 8.

"Our strategies for growing the business are paying off, and over the last several months our stock has increased significantly in value," said Clendenin. "As a result it now trades at one of the higher per-share prices among large corporations. Our board believes that by splitting the stock it will continue to be attractive and affordable to more investors."

The dividend is the 47th consecutive quarterly dividend declared by BellSouth since its formation in 1984. The company had more than 496 million pre-split shares outstanding in 1.1 million shareholder accounts.

The record date of both the increased cash dividend and the stock split is Oct. 11, 1995.

BellSouth is a $16.8 billion communications services company. It provides telecommunications, wireless communications, directory advertising and publishing, and information services to more than 25 million customers in 17 countries worldwide.


                            SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


BELLSOUTH CORPORATION


By: /s/RONALD M. DYKES
    Ronald M. Dykes
    Vice President, Chief Financial Officer
     and Comptroller
    September 26, 1995